Exhibit 2.1

Execution Version

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of September 20, 2013, by and among AMR Corporation, a Delaware corporation (“American”), AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”), and US Airways Group, Inc., a Delaware corporation (“US Airways”), and this Amendment amends that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among American, Merger Sub, and US Airways (as such has previously been amended, the “Merger Agreement”) and the American Disclosure Letter referred to therein. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement and the American Disclosure Letter as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 6.2(a) of the Merger Agreement. Section 6.2(a) of the Merger Agreement is deleted and replaced in its entirety with the following:

(a) either (i) the Merger shall not have been consummated by the later of (A) January 17, 2014 and (B) fourteen (14) days after the District Court (as defined below) enters an Order in the Trial (as defined below) in favor of American and US Airways, provided that such Order is entered on or prior to January 17, 2014, or (ii) five (5) days shall have elapsed after the United States District Court for the District of Columbia (the “District Court”) enters a final, but appealable, Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger following the trial in the proceeding captioned United States of America, et al. v. US Airways Group, Inc. and AMR Corporation (the “Trial”);

2. Amendment to Section 4.20. The definition of “Plan” in Section 4.20(a)(ii) is deleted and replaced in its entirety with the following:

(the “Plan”; it is understood and agreed that a condition precedent to the effectiveness of the Plan shall be that the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule shall be in effect, other than the matter set forth as item 1 in Section 4.1(o) of the American Disclosure Letter, “Letter Agreement, dated February 13, 2013, among Thomas W. Horton, American Airlines, Inc. and AMR Corporation”)

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement and the American Disclosure Letter shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement and the American Disclosure Letter.

4. Effect of Amendment. Whenever the Merger Agreement or the American Disclosure Letter is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement and the American Disclosure Letter as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Senior Vice President and General Counsel

AMR MERGER SUB, INC.

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Secretary

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President,
Corporate and Government Affairs

Signature Page to Third Amendment to Merger Agreement